Exhibit 10.9
AMENDMENT NO. 2 TO THE ASSET PURCHASE AGREEMENT DATED
OCTOBER 31, 2008
This amendment agreement (this “Amendment” or the “Agreement”) is made and entered into by and among Ken Cotton, Shawn O’Connell and Simon Baitler, the Selling Shareholders of U.S. Energy Systems, Inc., a now dissolved California corporation (each a “Selling Shareholder” and collectively, “Selling Shareholders”), Tim Jacobs (“Jacobs”), solely for the purposes of Sections 6 through 14 inclusive, and Ultralife Corporation (“Ultralife” or “Buyer”). Selling Shareholders, Jacobs and Buyer are referred to collectively herein as the “Parties.”
WHEREAS, Selling Shareholders and Ultralife are parties to an Asset Purchase Agreement dated October 31, 2008 (the “APA”), which was subsequently amended on November 10, 2008 and closed on November 10, 2008;
WHEREAS, Ultralife has previously paid the elements of the Purchase Price specified in Section 2.6(a)(i) and (ii), as amended, to U.S. Energy Systems, Inc. and the Selling Shareholders;
WHEREAS, as currently written, Section 2.6(a)(iii) of the APA provides for Sales Payments in an aggregate amount of up to, but in no event more than, 200,000 shares of Ultralife’s common stock; and
WHEREAS, the Parties have determined that it is in their respective best interests to amend Section 2.6(a)(iii).
NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained in this Agreement and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the Parties, it is agreed as follows:
TERMS AND CONDITIONS
1.	Definitions. Unless expressly set forth herein in this Amendment, capitalized terms contained in this Amendment shall have the meaning set forth in the APA.
2.	Effective Date. The Effective Date of this Agreement shall be date upon which it becomes fully executed.
3.
Final Payment.In full satisfaction of its Purchase Price obligations under Section 2.6(a)(iii), Ultralife agrees to issue to the Selling Shareholders an aggregate total of 200,000 shares of Ultralife’s common stock (the “Shares”) within thirty (30) days of the Effective Date (the “Final Payment”). The Selling Shareholders have determined that the Final Payment shall be distributed as follows:

Tim Jacobs:	10,000 shares
Shawn O’Connell:	63,333 shares
Simon Baitler:	63,333 shares
Ken Cotton:	63,334 shares

4.
Release by Selling Shareholders. Subject to and conditioned upon timely payment of the Final Payment, and subject to the other terms and conditions of this Agreement, Selling Shareholders hereby individually, jointly and severally, completely release and forever discharge Ultralife (including any of its parents, subsidiaries, divisions, successors, affiliates, agents, officers, directors, insurers, reinsurers, employees and attorneys — hereafter the “Ultralife Affiliates”) from any and all past and present claims, demands, obligations, actions, suits, causes of action, rights, damages, costs, expenses, interest, attorney’s fees, compensation and liabilities of any nature whatever based on a tort, contract, statute, regulatory scheme or other theory of recovery, in law or in equity and whether for compensatory, liquidated and/or punitive damages, whether matured or unmatured, whether at law or in equity, whether known or unknown as of the Effective Date, and whether liquidated or unliquidated, that Selling Shareholders have, have had, or claim to have or have had relating to payment of the Purchase Price pursuant to or required by Section 2.6 of the APA.

5.
Amendment of the APA. Subject to and conditioned upon timely payment in full of the Final Payment, and subject to the other terms and conditions of this Agreement, the Parties do hereby agree as follows:

5.1.	Section 3 of this Agreement shall constitute a written amendment of the APA, as required by Section 9.2 of the APA.
6.
No Modification of Other Agreements or Arrangements. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not affect any closed or finalized transaction under the APA, such as tax elections and prior payments, and nothing in this Agreement shall affect, limit or otherwise alter or amend the terms of those certain Confidentiality, Non-Disclosure, Non-Compete, Non-Disparagement and Assignment Agreements by and between Ultralife and each of the Selling Shareholders, dated November 10, 2008, or alter or amend any agreement or arrangement by and between Ultralife and Jacobs.

7.
The Shares. Each Selling Shareholder and Jacobs acknowledge that the Shares have not been registered under the Securities Act and accordingly may not be transferred by sale, gift, pledge or otherwise unless: (i) a registration statement with respect to the transfer of the Shares shall be in effect under the Securities Act; or (ii) the transferor shall have obtained an opinion of counsel and/or other documentation related to such transfer, in form and content satisfactory to Ultralife and its counsel, evidencing that the transfer is exempt from the registration requirements of the Securities Act, is in compliance with applicable state securities law, and will not result in any violation of the Securities Act or any other applicable law. The Shares are being acquired by each Selling Shareholder and Jacobs without a view to resale in connection with any distribution thereof within the meaning of the Securities Act and each Selling Shareholder and Jacobs acknowledge and represent and warrant that the Shares will not thereafter be transferred except in accordance with the provisions of this Section 7.

8.	Attorneys’ Fees.
The Parties shall bear their own attorneys’ fees and costs in connection with this Agreement and any dispute between them giving rise thereto. However, if either party brings any action alleging breach of this Agreement or seeking the specific enforcement thereof, the prevailing party in any such action shall be entitled to recover its reasonable attorneys’ fees, expenses and costs from the party that does not prevail.
9.	Warranty of Capacity to Execute Agreement.
The Parties represent to each other that the person executing this Agreement on each Party’s behalf has full authority to bind that Party to the terms of this Agreement.
10.	Entire Agreement and Successors in Interest.
This Agreement contains the entire agreement between the Parties with regard to the matters set forth in it and shall be binding upon and inure to the benefit of the representatives, successors and assigns of each.
11.	Construction by New York Law.
This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The language of all parts of this Agreement shall in all cases be construed as a whole, according to their fair meaning, and not strictly for or against any of the Parties.
12.	Waiver of Provisions.
Neither one nor more waivers by either of the Parties of any rights under any of the provisions of this Agreement, nor one or more failures of either of the Parties to enforce any of the provisions of this Agreement shall thereafter be construed as a waiver of any provisions, rights, or privileges under this Agreement.

13.	Enforcement of Breach; Submission to Jurisdiction.
All actions arising under this Agreement shall be brought in the United States District Court for the Western District of New York (the “Federal Court”), and the parties hereby submit to personal jurisdiction in that Federal Court. If such Federal Court does not possess subject matter jurisdiction over any dispute related to this Agreement, then such dispute shall be brought in any state court located in Wayne County, New York.
14.	Modification and Severability.
No change or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by all Parties to this Agreement. The invalidity, illegality or unenforceability of any provision or any part of any provision of this Agreement shall not affect or impair the validity, legality or enforceability of any other provisions or part of any other provision hereof. This Agreement is the entire Agreement between the Parties on the subject matter hereof.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered.

Ultralife Corporation

By:	/s/ John D. Kavazanjian	Date: 04/27/10

Title: President and Chief Executive Officer

Selling Shareholders:

	/s/ Ken Cotton	Date: 04/20/10

Ken Cotton, Individually

	/s/ Shawn O’Connell	Date: 04/19/10

Shawn O’ Connell, Individually

	/s/ Simon Baitler	Date: 04/19/10

Simon Baitler, Individually

Jacobs, solely for the purposes of Sections 6 through 14, inclusive:

	/s/ Tim Jacobs	Date: 04/20/10

Tim Jacobs

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